ADVISORY BOARD CONSULTING AND COMPENSATION AGREEMENT

This Advisory Board Consulting and Compensation Agreement (this "Agreement") dated November 1, 2013, between The Real Hip-Hop Network, Inc,, a publicly traded Delaware corporation with a resident agent located at 113 Barksdale Professional Center in Newark, Delaware 19711-3258, and its affiliates and assigns (the "Company") and **Craig Mathues** (the " Advisory Board Chairman").

WHEREAS, Advisory Board Chairman has determined to tender his services to the Board of Directors of the Company (the "Board") effective upon (a) execution of this Agreement, (b) acceptance by the Board of the Advisory Board Chairman's Acceptance of Appointment, which is incorporated herein by reference, and (c) execution of a Board Resolution naming the Advisory Board Chairman to the Board.

WHEREAS, the Board desires that the Company and its stockholders shall continue to benefit from the experience and ability of the Advisory Board Chairman as a consultant to the Company, and the Advisory Board Chairman is willing to commit to serve as an Advisory Board Chairman to the Board, on the terms and condition herein.

WHEREAS, accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. RETAINER. The Company hereby retains the Advisory Board Chairman, effective as of the Date herein, and the Advisory Board Chairman hereby agrees to become an Advisory Board Chairman to the Board for the Term provided in Section 3 to render the consulting services described in Section 2.

2. DUTIES.

2.1 Assignment of Duties. During the Term, as defined in Section 3 of this Agreement, the Advisory Board Chairman shall be available to the Company to provide such consulting and other services as may reasonably be required of him by the Board.

2.2 Availability. The Advisory Board Chairman agrees to devote to the Company such time as shall be necessary for the effective conduct of his duties hereunder. Advisory Board Chairman shall be permitted to engage in outside business and other interests that do not conflict with such duties. Advisory Board Chairman shall not be required to provide services to the Company in excess of ten hours per month. Should Advisory Board Chairman, with advance approval, work more than 120 hours per calendar year, Advisory Board Chairman shall be paid an hourly rate agreed to by the Board and Advisory Board Chairman in a separate written agreement, which shall be merged with this Agreement and considered a fully integrated agreement.

3. TERM. The term of the Advisory Board Chairman's retainer under this Agreement (the "Term") shall commence on the Date herein (also called the "Effective Date") and shall expire on the third anniversary of the Effective Date unless sooner terminated pursuant to Section 5 of this Agreement.

4. COMPENSATION.

4.1 Cash Portion of Consulting Fee. The Company shall pay Advisory Board Chairman a fee of **$375,000** per year during the Term. The Consulting Fee shall be payable at the same time, in the same manner, and following the same procedures as apply to directors' fees paid to non-employee directors of the Company. All such payments shall be subject to deduction and withholding (if any) authorized or required by applicable law.

4.2 Equity Portion of Consulting Fee. Depending on the value provided by Advisory Board Chairman to the Company, which shall be memorialized in a duly executed Board resolution, the Company may elect through a duly executed resolution, to compensate Advisory Board Chairman shares of common stock of the Company annually during the Term pursuant to the Company's 2012 Stock-Based Incentive Plan. Advisory Board Chairman may choose to receive such awards in the form of Company common stock, deferred Company stock equivalents or options to purchase Company common stock. Awards in the form of stock options shall be at a ratio of four (4) stock option shares to one (1) share of Company common stock that may otherwise be awarded pursuant to this Section 4.2. Compensation awarded pursuant to this Section 4.2 shall be made at the same time, in the same manner, and following the same procedures as apply to equity awards made to non-employee directors of the Company. The compensation provided for in Section 4.1 and 4.2 hereof are referred to herein as the "Consulting Fee."

4.3 No Offset Effect. Any other compensation received by Advisory Board Chairman for services performed for the Company or its affiliates shall not operate as an offset to the Consulting Fee.

4.4 Expense Reimbursement. The Company shall reimburse Advisory Board Chairman for all reasonable out-of-pocket expenses related to travel and miscellaneous expenses incurred in carrying out his/her duties under this Agreement. Reimbursement shall only be made against an itemized list of such expenditures signed by Advisory Board Chairman in such form as required by the Company and consistent with the Company's policy.

5. TERMINATION.

5.1 Termination Upon Death or Disability. In the event of Advisory Board Chairman's death or total disability (defined as the Advisory Board Chairman's inability to perform his/her duties under this Agreement for three (3) consecutive fiscal quarters) during the Term, this Agreement shall terminate on the date of such death or disability; provided that, such termination shall not relieve the Company of its obligations to make the payments as described in Section 4 hereof accrued through the date of such termination.

5.2 Termination for Cause; Voluntary Termination Prior to Term-End. The Company may terminate this Agreement for "Cause" at any time and without notice. The Company shall have "Cause" to terminate this Agreement if (a) Advisory Board Chairman breaches any provision of this Agreement or (b) Advisory Board Chairman engages in conduct which is intentionally injurious to the Company as determined by the Board. If Advisory Board Chairman is terminated by the Company for Cause or if the Advisory Board Chairman voluntarily terminates his services prior to the end of the Term (other than due to the Advisory Board Chairman's death or disability), Advisory Board Chairman shall be paid only the Consulting Fee accrued through the date of such termination and Advisory Board Chairman will forfeit all right to receive any other payments from the Company unless previously earned but unpaid and any other compensation to which he would otherwise be entitled.

5.3 Termination by the Company other than for Cause. If Advisory Board Chairman is terminated by the Company other than for Cause prior to the end of the Term, Advisory Board Chairman shall be entitled to payment of the total amount of the Consulting Fee which would have been paid hereunder for the balance of the Term if his services were not so terminated by the Company (less any amount of the Consulting Fee already paid).

6. CONFIDENTIALITY.

6.1 Confidentiality of Trade Secrets or Proprietary Information. Advisory Board Chairman acknowledges that, during Advisory Board Chairman's service with the Company, Advisory Board Chairman will have access to proprietary information, trade secrets, and confidential material of the Company and its affiliates, successors and assigns, including, without limitation, information concerning the Company's operations, policies and procedures, present and future business plans, financial information, budgets and projections, methods of doing business, and marketing, research and development activities and strategies (the "Confidential Information"). Advisory Board Chairman agrees, without limitation in time or until the Confidential Information shall become public other than by Advisory Board Chairman's unauthorized disclosure, to maintain the confidentiality of the Confidential Information and refrain from divulging, disclosing, or otherwise using the Confidential Information to the detriment of the Company or its affiliates, successors or assigns, or for any other purpose or no purpose.

6.2 Enforceability of Provisions/Remedies. Advisory Board Chairman agrees that any breach of the covenants contained in this Section 6 would irreparably injure the Company. Accordingly, the Company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Advisory Board Chairman from any court having jurisdiction over the matter, restraining any further violation of this Section 6 by Advisory Board Chairman.

7. INDEMNIFICATION. The Company agrees to indemnify, protect, defend and hold the Advisory Board Chairman and his estate, heirs, and personal representatives, harmless from and against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), and all losses, liabilities, damages and expenses, including reasonable attorney's fees incurred by counsel reasonably designated or approved by him, in connection with this Agreement or his services hereunder, provided that any consulting services giving rise to such indemnification shall have been performed by the Advisory Board Chairman in good faith and, to the best of his or her knowledge, in a lawful manner.

8. ERRORS AND OMISSIONS INSURANCE. The Company agrees to secure at its own cost and expense errors and omissions insurance, or similar forms of insurance, it determines to be satisfactory to protect against foreseeable risks, errors and omissions in Advisory Board Chairman performing as a director of the Board of Directors of a publicly-traded corporation. The Company agrees to notify Advisory Board Chairman in writing of the securing of such a policy(ies) upon receipt of the same, and shall produce to Advisory Board Chairman within a reasonable period of time the applicable declaration page(s).

9. OTHER PROVISIONS.

9.1 Independent Contractor Status. Advisory Board Chairman hereby acknowledges that Advisory Board Chairman's services to the Company during the Term of this Agreement will be as an independent contractor and not as an employee and even if Advisory Board Chairman is subsequently determined to have been an employee during such Term, he waives any rights he

might have to benefits of any type whatsoever, from and after the Effective Date, except as specifically provided for herein.

9.2 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be effective three (3) business days after it is properly sent by registered or certified mail to the addresses stated in the introductory paragraph or twenty-four (24) hours if sent via facsimile or electronic mail. Either party to this Agreement may use such other address as either party may from time to time designate by notice.

9.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.4 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Each of the sections contained in this Agreement shall be enforceable, independently of every other section in this Agreement, and the invalidity or enforceability of any section shall not invalidate or render non-enforceable any other section contained herein. If any section or provision in a section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the section or provisions to produce the nearest enforceable economic equivalent.

9.5 Survival upon Sale or Acquisition. This Agreement shall be considered an asset of the Company, and shall be assumed by any entity acquiring the tangible and intangible assets of the Company.

9.6 Governing Law. The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law.

9.7 Assignment. The services to be rendered by Advisory Board Chairman hereunder are personal in nature and, thus, the obligations of Advisory Board Chairman under this Agreement may not be assigned to any other party.

9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

9.9 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AGREED:

ADVISORY BOARD CHAIRMAN

/s Craig A. Mathues

Craig Mathues

THE REAL HIP-HOP NETWORK, INC.

/s/

Atonn Muhammad

Chief Executive Office

The Real Hip-Hop Network, Inc.